UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014
MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

MVP REIT, Inc., (“MVP”) through its wholly owned entities, MVP Columbus High Street, LLC and MVP Denver Sherman, LLC has entered into Purchase Agreements to purchase a parking lot in Columbus, Ohio and a parking lot in Denver, Colorado.  MVP’s Board of Directors authorized management to proceed with its due diligence on October 2, 2014.

MVP Columbus High Street, LLC, as purchaser, entered into a Purchase and Sale Agreement, or the Columbus Purchase Agreement, with Ismail U. Jallaq, or seller, for the purchase of a parking lot located at 271 South High Street, Columbus, Ohio (the “Columbus property”) consisting of approximately 20 parking spaces, for a purchase price of $480,000, plus certain closing costs.

MVP Denver Sherman, LLC, as purchaser, entered into a Contract to Buy and Sell Real Estate, or the Denver Purchase Agreement, with Sherman 1963, LLC, or seller, for the purchase of a parking lot located at 1963 Sherman Street, Denver, Colorado (the “Denver Property”), consisting of approximately 28 parking spaces, for a purchase price of $585,000, plus certain closing costs.

Both the Columbus Purchase Agreement and the Denver Purchase Agreement are subject to the purchasers’ due diligence.  It is anticipated that the Columbus Property will close in late-October and the Denver Property will close in November, however, there can be no assurance when and if these acquisitions will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2014

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

Dustin Lewis

Chief Financial Officer